Exhibit 99.04
Southern Company
EPS Earnings Analysis
Three Months Ended June 2016 vs. June 2015

Cents	Description

(2)¢	Retail Sales

13	Retail Revenue Impacts

—	Weather

(1)	Wholesale Operations

4	Non-Fuel O&M

(3)	Depreciation and Amortization

(1)	Taxes Other Than Income Taxes

1	Other Income and Deductions

(4)	Interest Expense

7¢	Total Traditional Electric Operating Companies

5¢	Southern Power

(3)	Acquisition Debt Financing Costs

(4)	Other Parent and Non-Utility Subsidiaries

(7)¢	Parent and Other

(2)¢	Increase in Shares

3¢	Total Change in QTD EPS (Excluding Items)

(1)	Estimated Loss on Kemper IGCC[1]

(3)	Acquisition Costs[2]

(1)¢	Total Change in QTD EPS (As Reported)

Notes
- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.

(1) The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three months ended June 30, 2016 and 2015. Similar charges may occur with uncertain frequency.

(2) Earnings for the three months ended June 30, 2016 include costs related to the acquisitions of Southern Company Gas (formerly known as AGL Resources Inc.) and PowerSecure International, Inc. Further costs are expected to continue to occur in connection with the related integrations.